Exhibit 10.1

Second Amended and Restated

Advisory Agreement

between

Phillips Edison – ARC Shopping Center REIT Inc.

and

American Realty Capital II Advisors, LLC

April 9, 2010

i

13.3 Payments on Termination and Survival of Certain Rights and Obligations	26
Article 14 - Assignment	29
14.1 Assignment of Agreement	29
14.2 Assignment of Payments	29
Article 15 - Indemnification And Limitation Of Liability	30
15.1 Indemnification	30
15.2 Limitation on Indemnification	30
15.3 Limitation on Payment of Expenses	31
Article 16 - Miscellaneous	31
16.1 Notices	31
16.2 Modification	32
16.3 Severability	32
16.4 Construction	33
16.5 Entire Agreement	33
16.6 Waiver	33
16.7 Gender	33
16.8 Titles Not to Affect Interpretation	33
16.9 Third Party Beneficiary	33
16.10 Counterparts	33

ii

Second Amended and Restated Advisory Agreement

This Second Amended and Restated Advisory Agreement, dated as of April 9, 2010 (this “Agreement”), is between Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), and American Realty Capital II Advisors, LLC, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H

WHEREAS, the parties entered into the Advisory Agreement on January 11, 2010 (the “Original Agreement”);

Whereas, the parties entered into the Amended and Restated Advisory Agreement on March 1, 2010 (the “Amended Agreement”);

WHEREAS, the parties have agreed to make certain amendments and desire to amend and restate the Amended Agreement;

WHEREAS, the Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors of the Company, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors of the Company, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Article 1

Definitions

The following defined terms used in this Agreement shall have the meanings specified below:

“Acquisition Expenses” means any and all expenses, excluding the Acquisition Fees, incurred by the Company, the Advisor or any Affiliate of either in connection with the consideration, investigation, selection, evaluation, acquisition or development of any Property, Loan or other Permitted Investment, whether or not acquired or originated, as applicable, including legal fees and expenses, travel and communications expenses, brokerage fees, costs of appraisals, nonrefundable option payments on Properties, Loans or other Permitted Investments not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Acquisition Fees” means the fee payable to the Advisor pursuant to Section 8.1 plus all other fees and commissions, excluding Acquisition Expenses, paid by any Person to any Person in connection with making or investing in any Property or other Permitted Investment or the purchase, development or construction of any Property by the Company. Included in the computation thereof shall be any real estate commission, selection fee, Development Fee, Construction Fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded in the computation thereof shall be Development Fees and Construction Fees paid to Persons not Affiliated with the Advisor or Sub-advisor in connection with the actual development and construction of a Property.

“Advisor” has the meaning set forth at the head of this Agreement.

“Affiliate” means, with respect to any Person, any of the following: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person; (ii) any other Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such Person; and (v) any executive officer, director, trustee, or general partner of such Person. An entity shall not be deemed to control or be under common control with an Advisor- or Sub-advisor-sponsored program unless (A) the entity owns 10% or more of the voting equity interests of such program or (B) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity. The term “Affiliated” shall have a meaning correlative thereto. For the avoidance of doubt, none of the Company, the Sub-advisor, any subsidiary of the Company, any subsidiary of the Sub-advisor and any other Person controlled by, controlling or under common control with Phillips Edison & Company shall be an Affiliate of the Advisor.

“Appraised Value” means the value according to an appraisal made by an Independent Appraiser.

“Articles of Incorporation” means the Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

“Asset Management Fee” shall have the meaning set forth in Section 8.2.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such specified period.

“Board of Directors” or “Board” means the persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.

“Board Observer” shall have the meaning set forth in Section 10.1.

“Bylaws” means the bylaws of the Company, as amended from time to time.

“Cash from Financings” means the net cash proceeds realized by the Company from the financing of Properties, Loans or other Permitted Investments or from the refinancing of any Company indebtedness (after deduction of all expenses incurred in connection therewith).

“Cash from Sales and Settlements” means the net cash proceeds realized by the Company (i) from the sale, exchange or other disposition of any of its assets or any portion thereof after deduction of all expenses incurred in connection therewith; (ii) from the prepayment, maturity, workout or other settlement of any Loan or Permitted Investment or portion thereof after deduction of all expenses incurred in connection therewith; and (iii) from regular principal payments on any Loan (or to the extent applicable, any Permitted Investment). In the case of a transaction described in clause (i) (C) of the definition of “Sale” and clause (i)(B) of the definition of “Settlement,” Cash from Sales and Settlements means the proceeds of any such transaction actually distributed to the Company from the Joint Venture or partnership. Cash from Sales and Settlements shall not include Cash from Financings.

“Cash from Sales, Settlements and Financings” means the total sum of Cash from Sales and Settlements and Cash from Financings.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” means Phillips Edison – ARC Shopping Center REIT Inc., a corporation organized under the laws of the State of Maryland.

“Competitive Real Estate Commission” means a real estate or brokerage commission for the purchase or sale of property that is reasonable, customary, and competitive in light of the size, type, and location of the property.

“Conflicts Committee” shall have the meaning set forth in the Company’s Articles of Incorporation.

“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.

“Contract Sales Price” means the total consideration received by the Company for the sale of a Property, Loan or other Permitted Investment.

“Cost of Loans and other Permitted Investments” means the sum of the cost of all Loans and Permitted Investments held by the Company, calculated each month on an ongoing basis, and calculated as follows for each Loan or Permitted Investment: the lesser of (i) the amount actually paid or allocated to acquire or fund the Loan or Permitted Investment (inclusive of expenses related thereto and the amount of any debt associated with or used to acquire or fund such Loan or Permitted Investment) and (ii) the outstanding principal amount of such Loan or Permitted Investment, as of the time of calculation. With respect to any Loan or Permitted Investment held by the Company through a Joint Venture or partnership of which it is, directly or indirectly, a co-venturer, such amount shall be the Company’s proportionate share thereof.

“Cost of Real Estate Investments” means the sum of (i) with respect to Properties wholly owned, directly or indirectly, by the Company, the amount actually paid or allocated to the purchase, development, construction or improvement of Properties, inclusive of expenses related thereto, plus the amount of any outstanding debt attributable to such Properties and (ii) in the case of Properties owned by any Joint Venture or partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner, the portion of the amount actually paid or allocated to the purchase, development, construction or improvement of Properties, inclusive of expenses related thereto, plus the amount of any outstanding debt associated with such Properties that is attributable to the Company’s investment in the Joint Venture or partnership.

“Dealer Manager” means (i) Realty Capital Securities, LLC, a Delaware limited liability company, or (ii) any successor dealer manager to the Company.

“Development Fee” means a fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.

“Director” means a member of the Board of Directors of the Company.

“Disposition Fee” shall have the meaning set forth in Section 8.3.

“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“Financing Fee” shall have the meaning set forth in Section 8.4.

“GAAP” means accounting principles generally accepted in the United States.

“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.

“include,” “included,” “including” and “such as” are to be construed as if followed by the phrase “without limitation.”

“Independent Appraiser” means a person with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.

“Initial Public Offering” means the initial public offering of Shares registered on the Registration Statement pursuant to the Securities Act of 1933, as amended.

“Invested Capital” means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price, reduced by any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for redemption of Shares.

“Joint Venture” means any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Listed” or “Listing” shall have the meaning set forth in the Company’s Articles of Incorporation.

“Loans” means mortgage loans and other types of debt financing investments made by the Company or the Partnership, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, and including mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“Management Fee Base” means, for a specified period, the sum of the Cost of Real Estate Investments and the Cost of Loans and other Permitted Investments computed by taking the average of such values at the end of each month during such specified period.

“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.

“Net Income” means, for any period, the total revenues of the Company applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, that Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain from the sale of the Company’s assets.

“Observer Period” shall have the meaning set forth in Section 10.1.

“Offering” means any offering of Shares that is registered with the SEC pursuant to the Securities Act of 1933, as amended, excluding Shares offered under any employee benefit plan.

“Operating Cash Flow” means Operating Revenue Cash Flows minus the sum of (i) Operating Expenses, (ii) all principal and interest payments on indebtedness and other sums paid to lenders, (iii) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (iv) taxes, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on resale of property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization, bad loan reserves, impairments of value, and mark-to-market losses, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on resale of property, property management fees, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

“Operating Revenue Cash Flows” means the Company’s cash flow from ownership and/or operation of (i) Properties, (ii) Loans, (iii) Permitted Investments, (iv) short-term investments, and (v) interests in Properties, Loans and Permitted Investments owned by any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner.

“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, whether incurred before, on or after the date of this Agreement, which may include total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); any expense allowance granted by the Company to the underwriter or any reimbursement of expenses of the underwriter by the Company; expenses for printing, engraving and mailing; compensation of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.

“Other Liquidity Event” has the meaning set forth in Section 13.3(F).

“Partnership” means Phillips Edison – ARC Shopping Center Operating Partnership, L.P., a Delaware limited partnership formed to own and operate Properties, Loans and other Permitted Investments on behalf of the Company.

“Permitted Investments” means all investments (other than Properties and Loans) in which the Company acquires an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to its Articles of Incorporation, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.

“Person” or “person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Property” or “Properties” means any real property or properties transferred or conveyed to the Company, the Partnership, or any subsidiary of the Company or the Partnership, either directly or indirectly, and/or any real property or properties transferred or conveyed to a Joint Venture or partnership in which the Company is, directly or indirectly, a co-venturer or partner.

“Property Manager” means an entity that has been retained to perform and carry out at one or more of the Properties property-management services, excluding Persons retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

“Registration Statement” means the registration statement filed by the Company with the SEC pursuant to the Securities Act of 1933, as amended, on Form S-11, as amended from time to time, in connection with the Initial Public Offering.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“Sale” or “Sales” means (i) any transaction or series of transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Property, Loan or other Permitted Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property, Loan or other Permitted Investment that gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the direct or indirect interest of the Company or the Partnership in any Joint Venture or partnership in which it is, directly or indirectly, a co-venturer or partner; or (C) any Joint Venture or partnership (in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Property, Loan or other Permitted Investment or portion thereof, including any event with respect to any Property, Loan or other Permitted Investment that gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties, Loans or other Permitted Investments within 180 days thereafter.

“SEC” means the United States Securities and Exchange Commission.

“Settlement” means (i) the payment of principal, prepayment, maturity, workout or other settlement of any Loan or other Permitted Investment or portion thereof owned, directly or indirectly, by (A) the Company or the Partnership or (B) any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a partner, but (ii) not including any transaction or series of transactions specified in clause (i) (A) or (i) (B) above in which the proceeds of such prepayment, maturity, workout or other settlement are reinvested in one or more Properties, Loans or other Permitted Investments within 180 days thereafter.

“Shares” means the shares of common stock of the Company, par value $.01 per share.

“Stockholders” means the registered holders of the Shares.

“Stockholders’ 7% Return” means, as of any date, an aggregate amount equal to a 7% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For purposes of calculating the Stockholders’ 7% Return, Invested Capital shall be determined for each day during the period for which the Stockholders’ 7% Return is being calculated and shall be calculated net of (1) Distributions of Operating Cash Flow to the extent such Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 7%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year and (2) Distributions of Cash from Sales, Settlements and Financings, except to the extent such Distributions would be required to supplement Distributions of Operating Cash Flow in order to achieve a cumulative, non-compounded, annual return of 7%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year.

“Sub-advisor” means (i) Phillips Edison & Company NTR LLC (formerly known as Phillips Edison & Company SubAdvisor LLC), a Delaware limited liability company, or (ii) any successor sub-advisor to the Advisor.

“Sub-advisory Agreement” means that Sub-advisory Agreement between the Advisor and the Sub-advisor, dated as of the date hereof.

“Subordinated Incentive Fee” means the fee payable to the Advisor under certain circumstances if the Shares are Listed, as calculated in Section 8.6.

“Subordinated Performance Fee Due Upon Termination” means the fee payable to the Advisor or its assignees under certain circumstances upon termination of this Agreement, as calculated in Section 13.3.

“Subordinated Share of Cash Flows” means any amount payable to the Advisor or its assignees pursuant to Section 8.5.

“Termination” means the termination of this Agreement in accordance with Articles 13 hereof.

“Termination Date” means the date of termination of the Agreement determined in accordance with Article 13 hereof.

“2%/25% Guidelines” has the meaning set forth in Section 9.2(C).

Article 2

Appointment

The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and subject to the conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

Article 3

Duties Of The Advisor

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use its reasonable best efforts to present to the Company potential investment opportunities and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Article 4 hereof, consistent with the provisions of the Articles of Incorporation and Bylaws and the continuing and exclusive authority of the Board over the supervision of the Company, the Advisor shall, either directly or by engaging an Affiliate, the Sub-advisor or third party, perform the following duties:

3.1	Organizational and Offering Services. The Advisor shall perform all services related to the organization of the Company or any Offering or private sale of the Company’s securities, other than services that (i) are to be performed by the Dealer Manager, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.

3.2	Acquisition Services. The Advisor shall:

(A)	Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;

(B)	Subject to Article 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company (including through Joint Ventures); (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments; (e) select Joint Venture partners and structure corresponding agreements; and (f) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments;

(C)	Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

(D)	Prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;

(E)	Obtain reports (which may be prepared by the Advisor, the Sub-advisor or their Affiliates), where appropriate, concerning the value of contemplated investments of the Company;

(F)	Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s investments; and

(G)	Negotiate and execute approved investments and other transactions, including Settlements of Loans and other Permitted Investments.

3.3	Asset Management Services. The Advisor shall (or shall retain other Persons to (but shall remain responsible to the Company)):

(A)	Real Estate and Related Services:

(1)

Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) and supervise the performance of such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, security investment advisors, mortgagors, the registrar and the transfer agent, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(2)	Negotiate and service the Company’s debt facilities and other financings and negotiate on behalf of the Company with banks or other lenders for debt facilities to be made to the Company or with investment banking firms and broker-dealers or negotiate private sales of Shares or obtain debt facilities for the Company, but in no event in such a manner so that the Advisor shall be acting as a broker-dealer or underwriter; provided, however, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;

(3)	Monitor applicable markets and obtain reports (which may be prepared by the Advisor, Sub-advisor or their Affiliates) where appropriate, concerning the value of investments of the Company;

(4)	Monitor and evaluate the performance of each asset of the Company and the Company’s overall portfolio of assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;

(5)	Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, investment, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;

(6)	Consult with the Company’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(7)	Oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(8)	Conduct periodic on-site property visits to some or all (as the Advisor or its designee deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Managers;

(9)	Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s overall budget;

(10)	Coordinate and manage relationships between the Company and any co-venturers or partners; and

(11)	Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset dispositions, sales and refinancings.

(B)	Accounting and Other Administrative Services:

(1)	Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

(2)	From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company under this Agreement;

(3)	Make reports to the Conflicts Committee each quarter of the investments that have been made by other programs sponsored by the Advisor, the Sub-advisor or any of their Affiliates, as well as any investments that have been made by the Advisor, Sub-advisor or any of their Affiliates directly;

(4)	Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(5)	Provide financial and operational planning services;

(6)	Maintain accounting and other record-keeping functions at the Company and investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;

(7)	Maintain and preserve all appropriate books and records of the Company;

(8)	Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;

(9)	Provide the Company with all necessary cash management services;

(10)	Deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with Properties, Loans and Permitted Investments;

(11)	Manage and coordinate with the transfer agent the monthly dividend process and payments to Stockholders;

(12)	Consult with the Company’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(13)	Consult with the Company’s officers and the Board and assist the Board in evaluating various liquidity events when appropriate;

(14)	Provide the Company’s officers and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters, including compliance with the Sarbanes-Oxley Act of 2002;

(15)	Consult with the Company’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;

(16)	Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law, including federal and state securities laws and the Sarbanes-Oxley Act of 2002;

(17)	Notify the Board of all proposed material transactions before they are completed; and

(18)	Do all things necessary to assure its ability to render the services described in this Agreement.

3.4	Stockholder Services. The Advisor shall (or shall retain other Persons to (but shall remain responsible to the Company)):

(A)	Manage services for and communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications;

(B)	Oversee the performance of the transfer agent and registrar;

(C)	Establish technology infrastructure to assist in providing Stockholder support and service; and

(D)	Consistent with Section 3.1, perform the various subscription processing services reasonably necessary for the admission of new Stockholders.

3.5	Other Services. Except as provided in Article 7, the Advisor shall perform any other services reasonably requested by the Company (acting through the Conflicts Committee).

Article 4

Authority of Advisor

4.1	General. All rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company or to the Sub-advisor as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Articles of Incorporation.

4.2	Powers of the Advisor. Subject to the express limitations set forth in this Agreement, to the continuing and exclusive authority of the Board over the supervision of the Company, and to the right of the Advisor to delegate its responsibilities pursuant to Section 4.1, the power to direct the management, operation and policies of the Company shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

4.3	Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Articles of Incorporation or Maryland General Corporation Law require the prior approval of the Board. The Advisor will deliver to the Board all documents required by it to evaluate a proposed investment (and any related financing).

4.4	Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Article 3 and this Article 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

Article 5

Bank Accounts

The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve; provided, that no funds shall be commingled with the funds of the Advisor. The Advisor shall upon request render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

Article 6

Records And Financial Statements

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests.

Article 7

Limitation On Activities

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the

Code (unless the Board has determined that REIT qualification is not in the best interests of the Company and its Stockholders), (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, or (v) violate the Articles of Incorporation or Bylaws. In the event an action that would violate (i) through (v) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

Article 8

Fees

8.1

Acquisition Fees. As compensation for the investigation, selection, sourcing and acquisition or origination (by purchase, investment or exchange) of Properties, Loans and other Permitted Investments, the Company shall pay an Acquisition Fee to the Advisor or its assignees for each such investment (whether an acquisition or origination). With respect to the acquisition or origination of a Property, Loan or other Permitted Investment to be owned, directly or indirectly, by the Company or the Partnership, the Acquisition Fee payable to the Advisor or its assignee shall equal 1.0% of the sum of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment and the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment. Acquisition Fees will also include any amounts incurred or reserved for capital expenditures that will be used to provide funds for capital improvements and repairs applied to any real property investment acquired where the Company plans to add value. With respect to the acquisition or origination of a Property, Loan or other Permitted Investment through any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner, the Acquisition Fee payable to the Advisor or its assignee shall equal 1.0% of the portion that is attributable to the Company’s or the Partnership’s direct or indirect investment in such Joint Venture or partnership of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment, plus the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Company shall be subject to the limitations on Acquisition Fees contained in the Company’s Charter. The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition or origination, accompanied by a computation of the Acquisition Fee. The Acquisition Fee payable to the Advisor or its assignees shall be paid at the closing of the transaction upon receipt of the invoice by the Company.

8.2	Asset Management Fee. The Company shall pay the Advisor or its assignees as compensation for the services described in Section 3.3 hereof a quarterly fee (the “Asset Management Fee”) in an amount equal to 0.25% of the Management Fee Base. The Asset Management Fee is payable quarterly in advance, on January 1, March 1, July 1 and October 1, in the amount of 0.25% of the Management Fee Base for the preceding fiscal quarter. The Advisor shall submit an invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable period.

8.3	Disposition Fees. If the Advisor or Sub-advisor or any of their Affiliates provides a substantial amount of services (as determined by the Conflicts Committee) in connection with a Sale, then the Advisor or its assignees shall receive a fee at the closing (the “Disposition Fee”) equal to 2.0% of the Contract Sales Price; provided, however, that the payment of any Disposition Fees by the Company shall be subject to the limitations contained in the Company’s Articles of Incorporation. Any Disposition Fee payable under this Section 8.3 may be paid in addition to commissions paid to non-Affiliates, provided that the total commissions (including such Disposition Fee) paid to all Persons by the Company for each Sale shall not exceed an amount equal to the lesser of (i) 6.0% of the aggregate Contract Sales Price of each applicable Property, Loan or other Permitted Investment and (ii) the Competitive Real Estate Commission for each applicable Property, Loan or other Permitted Investment. Substantial assistance in connection with the Sale of a Property includes the preparation of an investment package for the Property (including a new investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a list of prospective buyers, a structural report and exhibits) or such other substantial services performed by the Advisor or Sub-advisor or any of their Affiliates in connection with a Sale. The Disposition Fee payable to the Advisor or its assignees shall be paid at the closing of the transaction upon receipt of the invoice by the Company.

8.4

Financing Fee. In the event of any debt financing obtained by or for the Company, the Company will pay to the Advisor or its assignees upon the closing of such debt financing a fee (a “Financing Fee”) equal to (i) 0.75% of the amount available under the financing for financings at the Company, Partnership, or any direct or indirect subsidiary level and (ii) 0.75% of the portion that is attributable to the Company’s or the Partnership’s direct or indirect investment in a Joint Venture or partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner. The Financing Fee includes the reimbursement of the specified costs incurred by the Advisor (or Sub-advisor) of engaging third parties to source debt financing. Nothing herein shall prevent the Advisor or Sub-advisor from entering fee-splitting arrangements with third parties with respect to the Financing Fee. All or any portion of the Financing Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.

8.5	Subordinated Share of Cash Flows. The Company will pay, from time to time when available, Subordinated Share of Cash Flows to the Advisor or its assignees in an amount equal to 15% of Operating Cash Flow and 15% of Cash from Sales, Settlements and Financings remaining after the Stockholders have received Distributions of Operating Cash Flow and of Cash from Sales, Settlements and Financings such that the owners of all outstanding Shares have received Distributions in an aggregate amount equal to the sum of, as of such point in time:

(A)	the Stockholders’ 7% Return and

(B)	Invested Capital.

When determining whether the above threshold has been met:

(1)	Any stock dividend shall not be included as a Distribution; and

(2)	Distributions paid on Shares redeemed by the Company (and thus no longer included in the determination of Invested Capital), shall not be included as a Distribution.

Following Listing, no Subordinated Share of Cash Flows will be paid to the Advisor or its assignees.

8.6	Subordinated Incentive Fee. Upon Listing, the Advisor or its assignees shall be entitled to the Subordinated Incentive Fee in an amount equal to 15.0% of the amount by which (i) the market value of the outstanding Shares, measured by taking the average closing price or the average of the bid and asked price, as the case may be, over a period of 30 days during which the Shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total of all Distributions paid to Stockholders (excluding any stock dividends and Distributions paid on Shares that have been redeemed by the Company) from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total Distributions required to be paid to the Stockholders as of the date Market Value is determined in order to pay the Stockholders’ 7% Return from inception through the date Market Value is determined. The Company shall have the option to pay such fee in the form of cash, Shares, a promissory note or any combination of the foregoing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the Advisor or its assignees of a Subordinated Share of Cash Flows. In the event the Subordinated Incentive Fee is paid to the Advisor or its assignees following Listing, no additional Subordinated Share of Cash Flows will be paid to the Advisor.

8.7	Other Services. Should the Board request that the Advisor or the Sub-advisor or any Affiliate or director, officer or employee of any of the foregoing render services for the Company other than as set forth in this Agreement, such services shall be separately compensated at such rates and in such amounts as are agreed upon by the Advisor, Sub-advisor or such Affiliate or other Person, on the one hand, and the Board, including a majority of the Conflicts Committee, on the other hand, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

8.8	Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

Article 9

Expenses

9.1	General. In addition to the compensation paid to the Advisor pursuant to Article 8 hereof, the Company shall pay directly or reimburse the Advisor or Sub-advisor, as the case may be, for all of the expenses paid or incurred by the Advisor, the Sub-advisor or their Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(A)	All Organization and Offering Expenses; provided, however, that:

(1)	the Company shall not reimburse the Advisor or Sub-advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions) to exceed 1.5% of Gross Proceeds raised in an Offering as of the termination of such Offering;

(2)	within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions) exceeding 1.5% of Gross Proceeds raised in such Offering; and

(3)	the Company shall not reimburse the Advisor or Sub-advisor for any Organization and Offering Expenses that the Conflicts Committee determines are not fair and commercially reasonable to the Company.

(B)

Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Properties, Loans and other Permitted Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company, provided that, notwithstanding anything herein to the contrary, the payment of Acquisition Fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Company’s Articles of Incorporation;

(C)	Third-party due diligence fees of up to 0.5% of the Gross Proceeds as set forth in a detailed and itemized invoice;

(D)	The actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor or Sub-advisor, including travel, meals and lodging expenses incurred by the Advisor or Sub-advisor in performing duties associated with the acquisition or origination of Properties, Loans or other Permitted Investments;

(E)	Interest and other costs for borrowed money, including discounts, points and other similar fees;

(F)	Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;

(G)	Out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Directors;

(H)	Expenses of managing, improving, developing, operating and selling Properties, Loans and other Permitted Investments owned, directly or indirectly, by the Company, as well as expenses of other transactions relating to such Properties, Loans and other Permitted Investments, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments;

(I)	All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(J)	All out-of-pocket expenses associated with a Listing, if applicable, or with the issuance and distribution of Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees, and other Organization and Offering Expenses;

(K)	Personnel and related employment costs incurred by the Advisor, the Sub-advisor or their Affiliates in performing the services described in Article 3 hereof, including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, provided that no reimbursement shall be made for costs of such employees of the Advisor, Sub-advisor or their Affiliates to the extent that such employees perform services for which the Advisor receives Acquisition Fees or Disposition Fees;

(L)	Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(M)	Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board, the Conflicts Committee or any other committee of the Board;

(N)	Out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances;

(O)	Expenses connected with payments of Distributions made or caused to be made by the Company to the Stockholders;

(P)	Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Articles of Incorporation or the Bylaws; and

(Q)	All other out-of-pocket costs incurred by the Advisor or Sub-advisor in performing the Advisor’s duties hereunder.

9.2	Timing of and Additional Limitations on Reimbursements.

(A)	Expenses incurred by the Advisor or Sub-advisor on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed no less than monthly to the Advisor or Sub-advisor in the manner and proportion directed by the Advisor and Sub-advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.

(B)	Notwithstanding anything else in this Article 9 to the contrary, the expenses enumerated in this Article 9 shall not become reimbursable to the Advisor unless and until the Company has raised $2,500,000 in the Initial Public Offering.

(C)

Commencing upon the end of the fourth fiscal quarter after the Company’s acquisition of its first real estate asset, the following limitation on Operating Expenses shall apply: The Company shall not reimburse the Advisor or Sub-advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors that the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve such excess as being so justified, the Advisor or Sub-advisor shall repay to the Company any Excess Amount paid to the Advisor or Sub-advisor during a fiscal quarter. If the Conflicts Committee determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

Article 10

Voting Agreement

10.1	Election of Directors. The Company agrees that it will take such actions that are necessary to cause William M. Kahane, Nicholas Schorsch or another representative of the Advisor reasonably satisfactory to the Company and Sub-advisor to be a member of the initial Board of Directors of the Company if such representative executes an advance letter of resignation to become effective upon such time that the Advisor is no longer serving as the advisor to the Company. The Company agrees that if a representative of the Advisor is not a member of the Board of Directors of the Company during the Observer Period, the Advisor shall have the right to appoint William Kahane, Nicholas Schorsch or another representative of the Advisor reasonably satisfactory to Company and the Sub-advisor as a board observer (the “Board Observer”) who shall be entitled to attend all meetings of the Company’s Board of Directors and all committees thereof (excluding any committee meeting of independent directors to which none of the Company’s management and non-independent directors is invited), participate in discussions of matters before the Board or any committee thereof and receive copies of all materials furnished to the Board or any committee thereof, including notices, minutes, consents and any and all other materials provided to directors (other than any materials that outside counsel for the Company has reasonably determined in writing that the furnishing thereof to the Board Observer would result in the loss of the Company’s attorney/client privilege); provided, however, that the Board Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board or any committee thereof. Prior to attending any meeting of the Board or a committee thereof, the Board Observer shall agree in writing to a customary confidentiality agreement. As used in this letter agreement, “Observer Period” means the earlier to occur of (i) the fifth anniversary of the effective date of the Initial Public Offering and (ii) if the Company terminates this Agreement, the effective date of such termination.

10.2	Other Voting of Shares. The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, the Advisor will not vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor or (ii) any transaction between the Company and the Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor is no longer serving as such.

Article 11

Relationship Of Advisor And Company; Other Activities Of The Advisor

11.1	Relationship. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or any of its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, member, partner, employee or equityholder of the Advisor or any of its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or other similar co-investment arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

11.2	Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

11.3	Investment Opportunities. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company. So long as the Advisor acts in its capacity as advisor under this Agreement, neither the Advisor nor any Affiliate of the Advisor shall pursue any opportunity to acquire any Property, Loan or other Permitted Investment that is directly competitive with the Company’s strategy, unless and until the opportunity is presented first to the Company; provided, however, that the Advisor or any Affiliate of the Advisor shall be permitted to pursue any opportunity in respect of (i) any net leased retail, office and industrial properties or other property consistent with the investment policies of American Reality Capital Trust, Inc., or (ii) any commercial real estate or other real estate investments that relate to office, retail, multi-family residential, industrial and hotel property types, located primarily in the New York metropolitan area or other property consistent with the investment policies of American Realty Capital New York Recovery REIT, Inc. If the Company passes on such acquisition, then the Advisor or its Affiliates may acquire the subject investment.

Article 12

The Phillips Edison and ARC Names

12.1

The American Realty Capital and ARC Names. The Advisor and its Affiliates have or may have a proprietary interest in the names “American Realty Capital” and “ARC.” The Advisor hereby grants to the Company, to the extent of any proprietary interest the Advisor may have in any of the names “American Realty Capital” and “ARC,” a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the names “American Realty Capital” and “ARC” during the term of this Agreement. The Company agrees that the Advisor and its Affiliates will have the right to approve of any use by the Company of the names “American Realty Capital” or “ARC,” such approval not to be unreasonably withheld or delayed. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the names “American Realty Capital” and “ARC” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the names “American Realty Capital” or “ARC” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to any of the names “American Realty Capital” or “ARC.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having any of the names

“American Realty Capital” or “ARC” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Neither the Advisor nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the names “American Realty Capital” or “ARC” licensed hereunder or the use thereof (including without limitation as to whether the use of the name “American Realty Capital” or “ARC” will be free from infringement of the intellectual property rights of third parties). Notwithstanding the preceding, the Advisor represents and warrants that it is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the names “American Realty Capital” or “ARC.”

12.2	The Phillips Edison and PECO Names. The Sub-advisor and its Affiliates have or may have a proprietary interest in the names “Phillips Edison” and “PECO.” The Sub-advisor hereby grants to the Company, to the extent of any proprietary interest the Sub-advisor may have in the names “Phillips Edison” and “PECO,” a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the names “Phillips Edison” and “PECO” during the term of this Agreement. The Company and Advisor agree that the Sub-advisor and its Affiliates will have the right to approve of any use by the Company of the names “Phillips Edison” or “PECO,” such approval not to be unreasonably withheld or delayed. Accordingly, and in recognition of this right, if at any time the Advisor ceases to retain the Sub-advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Sub-advisor, cease to conduct business under or use the names “Phillips Edison” and “PECO” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain any of the names “Phillips Edison” and “PECO” or any other word or words that might, in the reasonable discretion of the Sub-advisor, be susceptible of indication of some form of relationship between the Company and the Sub-advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to any of the names “Phillips Edison” or “PECO.” Consistent with the foregoing, it is specifically recognized that the Sub-advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having the names “Phillips Edison” or “PECO” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Neither the Sub-advisor nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the names “Phillips Edison” or “PECO” licensed hereunder or the use thereof (including without limitation as to whether the use of the name “Phillips Edison” or “PECO” will be free from infringement of the intellectual property rights of third parties). Notwithstanding the preceding, the Sub-advisor represents and warrants that it is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the names “Phillips Edison” or “PECO.”

Article 13

Term And Termination Of The Agreement

13.1	Term. This Agreement shall have an initial term of one year from the date hereof and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Conflicts Committee.

13.2	Termination by Either Party. This Agreement may be terminated upon 60 days’ written notice without cause or penalty by either the Company (acting through the Conflicts Committee) or the Advisor. The provisions of Section 14.2 and Articles 1, 12, 13, 15 and 16 (other than Section 16.11) shall survive termination of this Agreement. Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination.

13.3	Payments on Termination and Survival of Certain Rights and Obligations.

(A)	After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except the Advisor (and its assignees, including the Sub-advisor) shall be entitled to receive from the Company within 30 days after the effective date of such termination (1) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor or its assignees prior to termination of this Agreement and (2) the Subordinated Performance Fee Due Upon Termination; provided, that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.

(B)	The Advisor shall promptly upon termination:

(1)	pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(2)	deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(3)	deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and

(4)	cooperate with the Company to provide an orderly transition of advisory functions.

(C)	After the Termination Date, the Sub-advisor shall be entitled to receive from the Company, within 30 days after the effective date of such termination (1) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Sub-advisor prior to the termination of this Agreement and (2) the Sub-advisor’s share of the Subordinated Performance Fee Due Upon Termination, if any; provided, that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.

(D)	After the termination of the Sub-advisory Agreement, to the extent payments are not provided for by Section 13.3(C) (i.e., if the Sub-advisory Agreement is terminated independently of the Advisory Agreement), the Sub-advisor shall be entitled to receive from the Company, within 30 days after the effective date of such termination, all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Sub-advisor prior to the termination of the Sub-advisory Agreement.

(E)	Promptly upon the termination of the Sub-advisory Agreement, the Sub-advisor shall promptly upon such termination:

(1)	pay over to the Company all money, if any, collected and held on behalf of the Company pursuant to the Sub-advisory Agreement after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(2)	deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(3)	deliver to the Board all assets and documents of the Company then in the custody of the Sub-advisor; and

(4)	cooperate with the Company to provide an orderly transition of advisory functions.

(F)

The “Subordinated Performance Fee due upon Termination” will equal the greater of (1) 15% of the amount, if any, by which (a) the Appraised Value of the Properties at the Termination Date, less amounts of all indebtedness secured by such Properties at the Termination Date, plus the fair market value of all other Loans and Permitted Investments of the Company at the Termination Date, less amounts of indebtedness related to such Loans and Permitted Investments at the Termination Date, plus total Distributions (excluding any stock dividends and Distributions paid on Shares that have been redeemed by the Company) through the

Termination Date exceeds (b) the sum of Invested Capital as of the Termination Date, plus total Distributions required to be made to the Stockholders in order to pay the Stockholders’ 7% Return from inception through the Termination Date to the Stockholders as of the Termination Date, or (2) deemed real estate commissions equal to 3% of the contract sales price that would have been paid to the Advisor or its Affiliates (assuming the sale of substantially all of the assets of the Company at the Termination Date at a fair market value on such date) (provided that in no event may such deemed real estate commissions exceed the aggregate Competitive Real Estate Commission), less (3) any prior payment to the Advisor and/or Sub-advisor (as applicable) of a Subordinated Share of Cash Flows. The Advisor and Sub-advisor may each elect to defer its respective right to receive the Subordinated Performance Fee due upon Termination (or its applicable portion thereof) until (x) a Listing, (y) a merger in which the Stockholders receive in exchange for their Shares shares of a company that are traded on a national securities exchange, or (z) any other liquidity event occurs, including a liquidation, sale of substantially all of the Company’s assets (an “Other Liquidity Event”).

(G)

If either the Advisor or Sub-advisor or both elect to defer their right to receive a Subordinated Performance Fee due upon Termination (or its applicable portion thereof) and there is a Listing or a merger in which the Stockholders receive in exchange for their Shares shares of a company that are traded on a national securities exchange, then the Advisor and/or Sub-advisor (each to the extent entitled pursuant to the assignment of such right to payment between the Advisor and Sub-advisor) will be entitled to receive a Subordinated Performance Fee due upon Termination (or its applicable portion thereof) equal to the greater of (1) 15% of the amount, if any, by which (a) the Appraised Value of the Company’s Properties (determined by appraisal as of the date of Listing or merger, as applicable) owned as of the Termination Date, less amounts of all indebtedness secured by the Company’s Properties at the Termination Date, plus the fair market value of all other Loans and Permitted Investments of the Company at the Termination Date, plus any assets acquired after Termination for which the Advisor or Sub-advisor would have been entitled to receive an Acquisition Fee (referred to herein as the “included assets”), less amounts of indebtedness related to such Loans and Permitted Investments or such included assets at the Termination Date, plus total Distributions (excluding any stock dividends and Distributions paid on Shares that have been redeemed by the Company) through the date of Listing or merger, as applicable, exceeds (b) the sum of Invested Capital as of the date of Listing or merger, as applicable, plus total Distributions required to be made to the Stockholders in order to pay the Stockholders’ 7% Return from inception through the date of Listing or merger, as applicable, to the Stockholders as of the date of Listing or merger, as applicable, or (2) deemed real estate commissions equal to 3% of the contract sales price that would have been paid to the Advisor or its

Affiliates (assuming the sale of substantially all of the assets of the Company at the Termination Date at a fair market value on such date) (provided that in no event may such deemed real estate commissions exceed the aggregate Competitive Real Estate Commission), less (3) any prior payment to the Advisor and/or Sub-advisor (as applicable) of a Subordinated Share of Cash Flows.

(H)	If the Advisor or Sub-advisor or both elect to defer their right to receive a Subordinated Performance Fee due upon Termination (or its applicable portion thereof) and there is an Other Liquidity Event, then the Advisor and/or Sub-advisor (each to the extent entitled pursuant to the assignment of such right to payment between the Advisor and Sub-advisor) will be entitled to receive a Subordinated Performance Fee due upon Termination (or its applicable portion thereof) in an amount equal to the sum of (1) 15% of the amount, if any, by which (a) the net sales proceeds of the Company’s assets that were owned at the Termination Date, plus total Distributions (excluding any stock dividends and Distributions paid on Shares that have been redeemed by the Company) through the date of the Other Liquidity Event exceeds (b) the sum of Invested Capital as of the date of the Other Liquidity Event plus total Distributions required to be made to the Stockholders in order to pay the Stockholders’ 7% Return from inception through the date of the Other Liquidity Event to the Stockholders as of the date of the Other Liquidity Event, plus (2) deemed real estate commissions equal to 3% of the contract sales price that would have been paid to the Advisor or its Affiliates (assuming the sale of substantially all of the assets of the Company at the Termination Date at a fair market value on such date) (provided that in no event may such deemed real estate commissions exceed the aggregate Competitive Real Estate Commission), less (3) any prior payment to the Advisor and/or Sub-advisor (as applicable) of a Subordinated Share of Cash Flows.

Article 14

Assignment

14.1	Assignment of Agreement. This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

14.2	Assignment of Payments. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board or Conflicts Committee, and the Company shall honor and pay directly the assignee of such assignment.

Article 15

Indemnification And Limitation Of Liability

15.1	Indemnification. Except as prohibited by the restrictions provided in this Section 15.1, Section 15.2 and Section 15.3, the Company shall indemnify, defend and hold harmless the Advisor, the Sub-advisor and their Affiliates, as well as their respective officers, directors, equity holders, members, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder or under any sub-advisory agreement, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor or Sub-advisor may be made only out of the net assets of the Company and not from Stockholders.

Notwithstanding the foregoing, the Company shall not indemnify the Advisor or Sub-advisor or their Affiliates, as well as their respective officers, directors, equity holders, members, partners and employees, for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

15.2	Limitation on Indemnification. Notwithstanding the foregoing, the Company shall not provide for indemnification of the Advisor, the Sub-advisor or their Affiliates or of their respective officers, directors, equity holders, members, partners and employees, for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(A)	The Advisor, the Sub-advisor or one of their Affiliates (as applicable) has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.

(B)	The Advisor, the Sub-advisor or one of Affiliates (as applicable) was acting on behalf of or performing services for the Company.

(C)	Such liability or loss was not the result of negligence or misconduct by the Advisor, the Sub-advisor or one of their Affiliates (as applicable).

15.3	Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by any of the Advisor, the Sub-advisor or their Affiliates, or by any of their respective officers, directors, equity holders, members, partners and employees, in advance of the final disposition of a proceeding only if (in addition to any applicable procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) such Person undertakes to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that such Person is not entitled to indemnification.

Article 16

Miscellaneous

16.1	Notices. Any notice, request, demand, approval, consent, waiver or other communication required or permitted to be given hereunder or to be served upon any of the parties hereto (each a “Notice”) shall be in writing and shall be (a) delivered in person, (b) sent by facsimile transmission (with the original thereof also contemporaneously given by another method specified in this Section 16.1), (c) sent by a nationally-recognized overnight courier service, or (d) sent by certified or registered mail (postage prepaid, return receipt requested), to the address of such party set forth herein.

To the Company or the Board:

Phillips Edison – ARC Shopping Center REIT Inc.

11501 Northlake Drive

Cincinnati, OH 45249

with a copy to (which shall not constitute Notice):

DLA Piper LLP (US)

4141 Parklake Drive , Suite 300

Raleigh, North Carolina 27612

Attention: Robert Bergdolt

Telephone: (919) 786-2002

Facsimile: (919) 786-2202

To the Advisor:

American Realty Capital II Advisors, LLC

405 Park Avenue

New York, New York 10022

Attention: Nicholas S. Schorsch

                  Jesse Galloway

with a copy to (which shall not constitute Notice):

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

Attention: Peter M. Fass, Esq.

                  James P. Gerkis, Esq.

Telephone: (212) 969-3000

Facsimile: (212) 969-2900

To the Sub-advisor:

Phillips Edison NTR LLC

11501 Northlake Drive

Cincinnati, OH 45249

with a copy to (which shall not constitute Notice):

DLA Piper LLP (US) 4141

Parklake Drive , Suite 300

Raleigh, North Carolina 27612

Attention: Robert Bergdolt

Telephone: (919) 786-2002

Facsimile: (919) 786-2202

Any party may at any time give Notice in writing to the other party of a change in its address for the purposes of this Section 16.1. Each Notice shall be deemed given and effective upon receipt (or refusal or receipt).

16.2	Modification. This Agreement shall not be amended, supplemented, changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the Company and the Advisor, or their respective successors or permitted assigns; provided, however, that no modification that impacts the rights or obligations of the Sub-advisor may be made without the Sub-advisor’s consent and signature.

16.3	Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

16.4	Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

16.5	Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

16.6	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.7	Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

16.8	Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16.9	Third Party Beneficiary. The Sub-advisor is intended to be a third party beneficiary of the Company’s payment and indemnification obligations hereunder. Except for those Persons entitled to indemnification under Article 15 who shall be third party beneficiaries of this Agreement, no other Person is a third party beneficiary of this Agreement.

16.10	Counterparts. This Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterpart signatures pages or counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

16.11	Restricted Stock. Each of the Company, the Advisor and the Sub-advisor agrees that no restricted stock awards or grants shall be made by the Company to any Persons other than to (a) both the Advisor and the Sub-advisor, or (b) the members of the Conflicts Committee. To the extent that the Company makes restricted stock awards or grants to the Advisor and the Sub-advisor, the Company shall issue (and the Advisor and the Sub-advisor shall use reasonable efforts to cause the Company to issue) 15% of such restricted stock awards or grants to the Advisor and 85% of such restricted stock awards or grants to the Sub-advisor. In turn, each of the Advisor and the Sub-advisor may allocate, in its sole discretion and as it may determine, all or any part of such restricted stock award or grant so issued to it to its or its Affiliates’ directors, officers, employees, members or to its respective Affiliates on such terms and conditions as may be determined by it. Notwithstanding Section 13.2, the provision of this Section 16.11 shall terminate upon termination of this Agreement in accordance with its terms.

[The remainder of this page is intentionally left blank.

Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Phillips Edison – ARC Shopping Center REIT Inc.

	By:	/s/ John B. Bessey
John B. Bessey, President

American Realty Capital II Advisors, LLC

	By:	/s/ William Kahane
William Kahane, President

With respect to Sections 12.2 and 13.3, Article 9, Article 14, Article 15 and Article 16:	Phillips Edison NTR LLC (formerly known as Phillips Edison & Company Subadvisor LLC)
	By:	/s/ John B. Bessey
John B. Bessey, President

[Signature Page to Second Amended and Restated Advisory Agreement between Phillips Edison – ARC Shopping Center REIT Inc. and American Realty Capital II Advisors, LLC]